Exhibit 1

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") is entered into between Circuit Source, Inc.("CSI"), an Arizona corporation and SixthCai, Inc. a Nevada corporation ("CAI") and the person(s) listed in Exhibit A hereof (the "Shareholder"), being the owners of record of all of the issued and outstanding stock of CSI and CAI.

     Whereas, CAI wishes to acquire and the Shareholder of CSI wishes to transfer all of the issued and outstanding securities of CSI in a transaction intended to qualify as a reorganization within the meaning of 368(a)(1)(B) of the Internal Revenue Code 1986, as amended. Now, therefore, CAI and the Shareholder adopt this plan of reorganization and agree as follows:

1. EXCHANGE OF STOCK.

1.1. NUMBER OF SHARES. The Shareholder, as indicated in Exhibit A, agree to transfer to CAI at the Closing (defined below) all of the shares of the common stock of CSI, no par value, in exchange for 4,610,000 shares of the common of stock of CAI which will be 94.1% of the outstanding common stock of CAI.

1.2. EXCHANGE OF CERTIFICATES. Each holder of an outstanding certificate or certificates theretofore representing shares of CSI common stock shall surrender such certificates for cancellation to CAI, and shall receive in exchange a certificate or certificates representing the number of full shares of CAI common stock into which the shares of CSI common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of CSI shares by the Shareholder shall be effected by the delivery to CAI at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3. FRACTIONAL SHARES. Fractional shares of CAI common stock shall not be issued, but in lieu thereof CAI shall round up fractional shares to the next highest whole number.

1.4. FURTHER ASSURANCES. At the Closing and from time to time thereafter, the Shareholder and CAI shall execute such additional instruments and take such other action as the Parties may request in order to effectuate this Agreement.

1.5. AMENDMENTS TO THE ARTICLES OF INCORPORATION. CAI shall amend its Articles of Incorporation changing its name to Circuit Source International, Inc.

2. RATIO OF EXCHANGE. The securities of CSI owned by the Shareholder, and the relative securities of CAI for which they will be exchanged, are set out in Exhibit A.
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3. CLOSING.

3.1. TIME AND PLACE. The Closing contemplated herein shall be held as soon as possible at the offices of SixthCai, Inc., 10245 E. Via Linda, Suite 220 Scottsdale, AZ unless the parties without requiring the meeting of the parties hereof agree upon another place or time in writing. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

3.2. FORM OF DOCUMENTS. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4. UN-EXCHANGED CERTIFICATES. Until surrendered, each outstanding certificate that, prior to the Closing, represented CSI common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of CAI common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of CSI common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants as follows:

5.1. TITLE TO SHARES. The Shareholder is the owner, free and clear of any liens and encumbrances, of the number of CSI shares which are listed in the attached schedule and which he has contracted to exchange.

5.2. LITIGATION. There is no litigation or proceeding pending or to Shareholder's knowledge threatened, against or relating to shares, held by the Shareholder, its properties or business of CSI, except as set forth in a list certified by the president of CSI and delivered to the Shareholders.

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6. REPRESENTATIONS AND WARRANTIES OF CAI

The officer, director of CAI, represents and warrants as follows:

6.1 CORPORATE STATUS. CAI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

6.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of CAI consists of no shares of preferred stock, and 100,000,000 Shares ($0.0001 par value) of Common Stock, of which five million forty thousand (5,040,000) shares of Common Stock are issued and outstanding. Following the completion of the exchange contemplated hereby, each of the outstanding shares of capital stock of CAI will be duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights created by statue, CAI charter documents or any agreement to which CAI is a party or bound.

6.3  SUBSIDIARIES.  CAI has no subsidiaries.

6.4 BUSINESS OPERATIONS. CAI, at no time, has ever engaged in any form of business activity regardless of nature.

6.5 LITIGATION. There is no litigation or proceeding pending, or to the Company's knowledge threatened, against or relating to CAI, its properties or business, except as set forth in a list certified by the president of CAI and delivered to the Shareholders.

6.6  CONTRACTS.  CAI is not a party to any material contract.

6.7 NO VIOLATION. Execution of this Agreement and performance by CAI hereunder has been duly authorized by all requisite corporate action on the part of CAI, and this Agreement constitutes a valid and binding obligation of CAI and performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgement, decree, law, or regulation to which any property of CAI is subject or by which CAI is bound.

6.8 TAXES. CAI has filed in correct form all federal, state, and other tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due. CAI has also paid all taxes which do not require the filing of returns and which are required to be paid by it. To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of CAI and are reflected in the financial statements furnished hereto.

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6.9 TITLE TO PROPERTY. CAI has good and marketable title to all properties and assets, real and personal, reflected in CAI's Financial StatementS, except as since sold or otherwise disposed of in the ordinary course of business, and CAI's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

6.10 TITLE TO STOCK. CAI has good and marketable title to the Common Stock proposed to be exchanged hereunder and full right, power and authority to exchange hereunder, free and clear of all encumbrances and upon delivery and exchange of such Common Stock hereunder, Shareholder will acquire good and marketable title thereto, free and clear of any and all liens and encumbrances.

6.11 CORPORATE AUTHORITY. CAI has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

6.12 INVESTMENT INTENT. CAI is acquiring the CSI shares to be transferred to it under this Agreement for investment and not with a view to, or for resale in connection with, distribution or other disposition thereof, except for such dispositions that are effected in compliance with the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

6.13 NO APPROVALS. The execution and delivery of this Agreement by CAI does not, and the performance of this Agreement will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, either domestic or foreign, other than any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made and will be made pursuant to Securities and Exchange Act of 1934 as amended.

6.14 NO RESTRICTIONS OF SECURITIES. CAI is not a party to any agreement creating rights in any person or entity with respect to shares of its capital stock or relating to the voting of shares of its capital stock on any matter,

6.15 OPTIONS, ETC. There are no outstanding options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any kind or nature whatsoever to which CAI is a party to purchase, acquire or convert into any shares of its capital stock or other equity securities, or any other agreement or right (preemptive, contractual or otherwise) to grant, issue or sell any such shares of its capital stock of, or any other equity interests in CAI, by sale, lease, license or otherwise.

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6.16 SEC DOCUMENTS. CAI has filed with the Securities and Exchange Commission
("SEC") all reports, forms, schedules and statements and other documents required to be files by it ("the SEC Documents"). As of the respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.17 FINANCIAL STATEMENTS. The financial statements included in the SEC Documents complied, as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principals ("GAAP") (except, in the case of unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of CAI as of the date thereof and the results of its operations and cash flows for the periods then ended.

7. CONDUCT PENDING THE CLOSING

CAI and the Shareholder covenant that between the date of this Agreement, and the Closing as to each of them:

7.1. No change will be made in the charter documents, by-laws, or other corporate documents of CAI.

7.2. CAI will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

7.3. None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose of or encumber the CSI shares of common stock owned by them.

7.4 None of the Parties hereto shall not take any action, or omit to take any action, the effect of which would reasonably be expected to cause any of the representations and warranties contained in this Agreement to be inaccurate as of the Closing or any time prior thereto, authorize any of the foregoing, or enter into any Contract to do any of the foregoing.

7.5 Each of the Parties hereto shall provide all reasonable assistance to and shall cooperate with each other to bring about the consumption of this Plan of Reorganization in accordance with the terms and conditions of this Agreement.

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8. CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDER

The Shareholder's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholder as appropriate:

8.1. CAI OFFICER AND DIRECTOR REPRESENTATIONS AND WARRANTIES. The representations and warranties of the CAI officer, director set forth herein or any other document delivered to Shareholder at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing as though made at and as of that date.

8.2. CAI COVENANTS. CAI shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with on or before the Closing as required by this Agreement.

8.3. BOARD OF DIRECTOR APPROVAL. The Board of Directors and Shareholders of CAI shall have approved this Agreement.

8.4. SUPPORTING DOCUMENTS OF CAI. CAI shall have delivered to the Shareholder supporting documents in a form and substance reasonably satisfactory to the Shareholder, to the effect that:

(a) CAI is a corporation duly organized, validly existing, and in good standing;

(b) CAI's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of CAI authorizing the execution of this Agreement and consummation hereof;

(d) Secretary's Certificate of incumbency of the officers and directors of CAI

(e) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

(f) Opinion of Counsel addressed to Shareholder dated as the Closing in a form acceptable to all parties.

8.5 NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which restricts, prevents or prohibits consummation of any transaction contemplated in this Agreement.

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8.6 NO CHALLENGE. There shall not be pending or overtly threatened any judicial or administrative action, proceeding or investigation by any Governmental Entity challenging or seeking damages in connection with the transaction contemplated hereby or seeking to restrain or prohibit the consummation of this Plan of Reorganization.

8.7 GOVERNMENT CONSENTS. All consents, waivers, approvals and authorizations required to be contained, and all filings or notices required to be made by CAI prior to consummation of the transaction contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, and all requirements of Law.

8.8 RESIGNATIONS. All Directors of CAI shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors of CAI in writing effective immediately after the Closing, and CAI shall have caused Shareholder to be appointed as the sole director of CAI. All officers of CAI shall have resigned as officers of CAI at or prior to the Closing, in writing effective immediately after the Closing.

9.  CONDITIONS PRECEDENT TO OBLIGATION OF CAI.

CAI's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by CAI

9.1. SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholder set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2. SHAREHOLDER'S COVENANTS. The Shareholder shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10. TERMINATION. This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or CAI if there has been material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either Shareholders or CAI if the Closing shall not have taken place within 15 days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

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11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Shareholders and CAI set out herein shall survive the Closing.

12. GENERAL PROVISIONS

12.1 FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

12.2 WAIVER. Any failure on the part of either party hereto to comply with any of its obligation, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

12.3 BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

12.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested or recognized commercial courier service as follows:

If to CSI and Shareholder, to:
Circuit Source, Inc.
1930 E. Third St., Suite 15
Tempe, AZ 85281

If to SixthCai, Inc.,
SixthCai, Inc
10245 E. Via Linda, Suite 220
Scottsdale, Arizona 85258

12.5. GOVERNING LAW. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.

12.6. ASSIGNMENT. This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

12.7. COUNTERPARTS. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an, original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

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12.8. CLOSING DATE. The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

12.9. REVIEW OF THE AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

12.10. SCHEDULES. Each party shall acknowledge and date all schedules attached hereto, if any, by signature or initials thereon.

12.11. EFFECTIVE DATE. The effective date of this agreement shall be upon its execution.

13. MUTUAL INDEMNIFICATION. The officer, director and shareholders of CAI shall indemnify and hold harmless Shareholder and Shareholder shall indemnify and hold harmless the officer, director and shareholders of CAI from and against any losses, claims, obligations, liabilities, diminution's in value, expenses (including, without limitation, fees and disbursements of counsel) or other damages caused by or arising out of the failure in whole or in part of either Party to satisfy its obligations pursuant to this Agreement, or any breach by either Party of any representations or warranty contained in this Agreement

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IN WITNESS WHEREOF, the parties have executed this agreement this 27th day of
February 2001.

Circuit Source, Inc.


By: /s/ James Keaton Jr.
   ---------------------------------------
   James Keaton, Jr., President & Director


SixthCai, Inc.


By: /s/ Edmond L. Lonergan
   ----------------------------------------
   Edmond L. Lonergan, President & Director

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
                                   EXHIBIT A


THE SHAREHOLDERS OF SIXTHCAI, INC..

Corporate Architects, Inc.


By /s/ Edmond L. Lonergan                                    February 27, 2001
  --------------------------------------
  Edmond L. Lonergan, President & Director


By /s/ Kenneth R. Lew                                        February 27, 2001
  --------------------------------------
  Kenneth R. Lew, Individually


By /s/ Carl P. Ranno                                         February 27, 2001
  --------------------------------------
  Carl P. Ranno, Individually



THE SHAREHOLDER OF CIRCUIT SOURCE, INC.


By /s/ James Keaton, Jr                                      February  27,2001
  --------------------------------------
  James Keaton, Jr., Individually

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